THE TAIWAN FUND, INC. REVIEW

April 2005

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

Market overview and portfolio performance
In April, the Taiwan Stock Exchange Index (the “TAIEX”) fell by 2.3% in U.S. dollar terms for the second consecutive month of declines. Although the Fund also declined by 1.73% over the month, it outperformed the TAIEX by 0.57%. Foreign investors turned net buyers with net buying amounting to US $3.8 million; however, proprietary traders turned net sellers with net selling amounting to US $1 million. Also, concern over disappointing corporate earnings for the first quarter of 2005 caused the market’s average monthly turnover to fall by 4.29% month-over-month. On the political front, the focal event in April was the first-ever “Lien-Hu meeting” in Beijing (China) – a meeting between the General Secretary of the Central Committee of the Communist Party of China (CPC), Hu Jintao, and the leader of Taiwan’s Nationalist Party or Kuomintang (KMT), Chairman Lien Chan. This meeting marked a new phase of relations across the Taiwan Strait and consequently spurred positive sentiment in Taiwan’s equity market. With respect to sector performance, the technology sector was the best performer, outperforming the TAIEX by 1.4%. On a monthly basis, the retail and tourism sectors outperformed the TAIEX by 1.3% and 1.1%, respectively, which was likely attributable to the perceived improvement of the political sentiment across the Taiwan Strait. Also, the automotive, cement and shipping sectors outperformed the TAIEX by 0.8%, 0.8% and 0.1%, respectively. The construction, steel and paper sectors all underperformed the TAIEX, and fell 8.0%, 6.3% and 5.5%, respectively, due to concern over demand softness and possibly having reached a cyclical peak. The financial sector underperformed the TAIEX by 1.7%. In terms of sector performance, the Fund’s overweight position in the IC (Integrated Circuit) design sector and underweight positions in the steel and construction sectors positively contributed to the Fund’s performance, while overweight positions in the PCB (Printed Circuit Board) and handset sectors negatively contributed to the Fund’s performance.

Market outlook and portfolio strategy
We expect the TAIEX to continue a consolidation trading range in the near term, with potential upward movement driven by stable domestic demand and ample liquidity. Other than these two factors, we expect positive foreign inflows driven by the Morgan Stanley Capital International (“MSCI”) re-weighting of the Taiwan market in late-May. In terms of valuations, the recent market correction resulted in undemanding valuations of the TAIEX, with the market trading at a price-to-earnings multiple of 12.8 times in April, compared to 13.1 times in March, and price-to-book multiple of around 2 times in April, with the price-to-book multiple trading at a similar level in the month of March. Both were still trading at the lower band of historical range. In terms of corporate earnings, we note that the recently implemented accounting rules (Statement of Financial Accounting Standard 35, “SFAS 35”, on asset impairment recognition) resulted in disappointing corporate earnings results for the first quarter of 2005. Thus, companies are trimming their forward earnings guidance and consensus earnings downgrades are emerging. With mixed outlook guidance in the quarters ahead, our primary focus is to increase the Fund’s weighting in technology stocks, particularly in those companies with positive earnings outlooks and attractive valuations. We also believe that cheap valuations for technology shares will provide a buffer for share performance. We will also continue to search for quality small market capitalization stocks with growth potential.

Total Fund Sector Allocation

	% of	% of
As of 04/30/05	Total Fund	TAIEX
Semiconductor	22.1	17.78
Finance	15.6	19.49
Electronics	14.8	10.02
PC & Peripherals	13.0	13.76
Telecommunications	12.3	7.21
Plastics	9.3	11.50
Iron & Steel	4.2	3.44
Retail	2.7	0.79
Shipping	1.6	3.02
Automobiles, Tires & Accessories	1.5	2.00
Textiles & Apparel	0.0	1.57
Chemicals	0.0	1.42
Electrical Equipment	0.0	1.23
Cement	0.0	0.88
Wire & Cable	0.0	0.55
Others + Miscellaneous	0.0	5.34
Total	97.1	100.00
Cash	2.9

Technology	62.2	49.48
Non-Technology	19.3	31.03
Financial	15.6	19.49

Total Net Assets: US$232.73 Million

Top 10 Holdings of Total Fund Portfolio

As of 04/30/05	% of Total Portfolio

MediaTek, Inc.	5.96

Asustek Computer, Inc.	5.86

Hon Hai Precision Industry Co. Ltd.	5.40

Taiwan Semiconductor Manufacturing Co.	5.23

Chunghwa Telecom Co. Ltd.	4.39

Chinatrust Financial Holding Co. Ltd.	4.24

China Steel Corp.	4.15

Cathay Financial Holding Co. Ltd.	3.95

Formosa Chemicals & Fibre Corp.	3.74

Zyxel Communications Corp.	3.61

Total	46.53

NAV: US$14.22 Price: US$12.61	Discount: -11.32%
No. of Shares: 16.4 Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	-1.73	-2.30
Fiscal Year to Date**	11.54	9.99
One Year	3.67	1.13
Three Years	0.64	2.15
Five years	-10.06	-8.25
Ten Years	-1.34	-2.03
Since Inception	9.62	10.62

*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

Premium/Discount of TWN

Market Data

	As of 03/31/05	As of 04/30/05
TAIEX	6005.88	5818.07
% change in NTD terms	-3.25	-3.13
% change in USD terms	-4.59	-2.30
NTD Daily avg. trading volume (In Billions)	73.77	60.26
USD Daily avg. trading volume (In Billions)	2.34	1.93
NTD Market Capitalization (In Billions)	13987.17	13987.81
USD Market Capitalization (In Billions)	443.95	447.75
FX Rate: (NT$/US$)	31.506	31.240

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Sally Chang

2